                                   EXHIBIT 2
                                   ---------


NEITHER THIS CONVERTIBLE SECURED PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

                                                                  Houston, Texas
                                                                November 5, 1999

                        APPLIED VOICE RECOGNITION, INC.

                                d/b/a e-DOCS.net

                      CONVERTIBLE SECURED PROMISSORY NOTE

     Applied Voice Recognition, Inc., a Delaware corporation doing business as e-DOCS.net (the "Company"), for value received, hereby promises to pay to the order of Lernout & Hauspie Speech Products, N.V., or its successors or assigns (collectively, the "Holder"), the principal amount of Two Million Dollars ($2,000,000) (the "Issue Price"), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid or converted in accordance with the terms hereof. Certain capitalized terms used but not defined herein shall have the meaning ascribed to them in the Convertible Secured Promissory Note Purchase Agreement between the Company and the Holder of even date herewith (the "Agreement") and the Security Agreements (as defined in the Agreement).

1.   Terms of the Convertible Promissory Note (the "Note").
     -----------------------------------------------------

     1.1  Interest Rate.  The rate of interest hereunder ("Interest Rate") shall
          -------------
be twelve and one-half percent (12.5%) per annum and shall be computed on the basis of a 365 day year for the actual number of days elapsed.

     1.2  Payment.  Subject to the provisions of Section 2 regarding conversion
          -------
of this Note, the Issue Price plus all accrued but previously unpaid interest thereon (the "Conversion Amount") shall become due and payable on the earliest of (i) ninety (90) days after the date of this Note (the "Maturity Date"), (ii) immediately prior to the closing of the acquisition of a majority of stock of the Company by another entity by means of a transaction or a series of related transactions or (iii) the closing of the sale of all or substantially all of the assets of the Company, unless the Company stockholders of record prior to such acquisition or sale set forth in (ii) and (iii) above shall hold at least fifty percent (50%) of the voting power of the acquiring or surviving entity immediately after such acquisition or sale (the transactions described in subsections 1.2(ii) and (iii) being referred to collectively as a "Change of Control"). Payment shall be made at the offices or residence of the Holder, or at such other place as the

Holder shall have designated to the Company in writing in lawful money of the United States of America. At the option of the Holder, the ninety (90) day period described in clause (i) above shall be extended to one hundred eighty
(180) days upon written notice from the Holder to the Company.

     1.3  Defaults.  An "Event of Default" occurs if:
     ---  --------


          (i) the Company defaults in the payment of interest hereunder or under the L&H Investment Note when the same becomes due and payable and the default continues for a period of ten (10) days;

          (ii) the Company defaults in the payment of the principal hereunder or under the L&H Investment Note when the same becomes due and payable hereunder; or

          (iii) the Company fails to comply with any of its other covenants and agreements in the Note, the Agreement, or under the L&H Investment Note or the L&H Investment Agreement and the failure continues for the period and after the notice specified below; or

          (iv) the Company pursuant to or within the meaning of any Bankruptcy
Law:

               (A)  commences a voluntary case,

               (B) consents to the entry of an order for relief against it in an involuntary case,

               (C) consents to the appointment of a custodian of it or for all or substantially all of its property,

               (D) makes a general assignment for the benefit of its creditors, or

               (E) is the debtor in an involuntary case which is not dismissed within sixty (60) days of the commencement thereof; or

           (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (A) provides for relief against the Company in an involuntary case,

               (B) appoints a custodian of the Company for all or substantially all of its property, or

                (C) orders the liquidation of the Company; or

           (vi) any representation or warranty made by the Company in the Agreement or in the L&H Investment Agreement shall prove to be materially false or incorrect on the date as of which made; or

           (vii)  there shall occur a Change in Control of the Company; or

           (viii) the Company fails to authorize and file with the Secretary of State of Delaware within twenty (20) days after the date hereof the Certificate of Designations, Preferences, Rights and Limitations of Series F Preferred Stock of Applied Voice Recognition, Inc. in the form attached as Exhibit G to the Agreement; or

           (ix) there shall occur any event or change in circumstances that has caused or could reasonably be expected in the judgment of Holder to cause a material adverse effect on the condition, financial or otherwise, of the assets, operations or prospects of the Company or on the Company's ability to pay or perform its obligations hereunder or under the Agreement, or under the L&H Investment Agreement or the L&H Investment Note;

               (A) The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

               (B) A failure of the Company as described in subsection (iii) of this Section 1.3 shall not be an Event of Default until the Holder notifies the Company in writing of the failure to comply and the Company does not cure the failure to comply within twenty (20) days after receipt of the notice (the "Cure Period"). The notice must specify the failure to comply, demand that it be remedied and state that the notice is a "Notice of Default." Notwithstanding anything in this Section 1.3(ix)(B), a failure of the Company to comply with
Section 5.8 or Section 5.9 of the Agreement shall not be curable for the purposes of this Section 1.3.

     1.4  Acceleration.
     ---  ------------

          (i) If an Event of Default occurs and is continuing, the Holder may declare the principal of and accrued interest on the Note to be due and payable and, upon any such declaration, the same shall become and be immediately due and payable.

          (ii) If an Event of Default specified in Section 1.3 (iv) or (v) occurs, all unpaid principal and accrued interest on the Note then outstanding shall ipso facto become and be immediately due and payable without any
      ----------
declaration or other act on the part of the Holder.

          (iii) The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment due to acceleration, and if the rescission would not conflict with any judgement or decree of a court of competent jurisdiction.

         1.5 Convertible Secured Promissory Note Purchase Agreement. This Note
             ------------------------------------------------------
is issued by the Company in connection with that certain Convertible Secured
                                                                     -------
Promissory Note Purchase Agreement of even date herewith (the "Agreement"), by and between the Company and the Holder, and is subject to, and Holder and the Company shall be bound by, all the terms, conditions and provisions of the Agreement.

     2.  Conversion.
         ----------

         2.1  Timing.  The Holder shall be entitled to convert all or a portion
              ------
of the Conversion Amount (as defined below) at any time, and upon the completion of a Qualified Public Offering (as defined below), the Conversion Amount shall be automatically converted into that number of fully paid and nonassessable shares of the Company's common stock (the "Common Stock") as is equal to the Conversion Amount divided by $0.37, subject to adjustment as provided in Section
2.2 below (the "Conversion Price"), with any fraction of a share rounded up to the next whole share of common stock; provided, however, that if there is no Qualified Public Offering before the Maturity Date, then the Note shall become due and payable upon the demand of the Holder at any time on or after the Maturity Date.

         2.2  Anti-dilution Adjustments.
              -------------------------

              (i) In case the Company shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of the Company's common stock into a different number of shares (i.e. forward or reverse stock split), (a) the number of shares of common stock to which the holders of the Note, or the holders of Series F Preferred Stock, as the case may be, may convert such Note or Series F Preferred Stock shall be increased or decreased in direct proportion to such increase or decrease of shares, as the case may be, and (b) the Conversion Price in effect immediately prior to such change shall be increased or decreased in inverse proportion to such increase or decrease of shares, as the case may be.

              (ii) If, prior to the conversion of the Note or of all the Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of common stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the holders of the Note or the Series F Preferred Stock shall thereafter receive, upon the basis and upon the terms and conditions specified herein and in lieu of shares of common stock, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Note or the Series F Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Note or the Series F Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof.

              (iii) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Note or the Series F Preferred Stock against impairment.

              (iv) In the event the Company shall issue additional shares of Common Stock (including additional shares of Common Stock deemed to be issued pursuant to paragraph (v) hereof but excluding any issued as a stock split or combination or upon a dividend or distribution) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share paid in connection with the issuance of such additional shares of Common Stock.

              (v) In the event the Company shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options in accordance with (b) below or, in the case of convertible securities, the maximum number of shares of Common Stock into which they are convertible in accordance with (b) below, shall be deemed to be additional shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that additional shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (vi) hereof) of such additional shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which additional shares of Common Stock are deemed to be issued:

                   (a) except as provided in (b) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of convertible securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such convertible securities;

                   (b) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or for any decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, or for the termination of the right to exercise or convert such options or convertible securities, then the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase, decrease or termination becoming effective, be recomputed to reflect such increase, decrease or termination insofar as it affects such options or the rights of conversion or exchange under such convertible securities and upon termination such options or convertible securities shall no longer be deemed to be outstanding; and

                   (c) no readjustment pursuant to sub-clause (b) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of additional shares of Common Stock between the original adjustment date and such readjustment date.

              (vi) Determination of Consideration. For purposes of this Section
                   ------------------------------
2.2, the consideration received by the corporation for the issue of any additional shares of Common Stock shall be computed as follows:

                   (a) Cash and Property.  Such consideration shall:
                       -----------------

                       (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                       (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (C) in the event additional shares of Common Stock are issued together with other shares of securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                   (b) Options and Convertible Securities. The consideration per
                       ----------------------------------
share received by the corporation for additional shares of Common Stock deemed to have been issued pursuant to paragraph (v), relating to options and convertible securities, shall be determined by dividing

                       (A) the total amount, if any, received or receivable by the corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, by

                       (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities.

                   (vii) Upon the occurrence of each adjustment or readjustment of the conversion rate pursuant to this Section 2.2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the holder of the Note or the holders of the Series F Preferred Stock, as the case may be, a certificate signed by the Chief Financial Officer of the Company setting forth (a) such adjustment or readjustment, (b) the conversion rate at the time in effect, and (c) the number of shares of common stock and the amount, if any of other property which at the time would be received upon the conversion of its shares.

         2.3  Issuance of Series F Preferred Stock. In the event the
              ------------------------------------
Company fails to cause the number of its authorized capital stock to be sufficient to allow the issuance of the Company's common stock to the Holder upon the Holder's election to convert the Note pursuant to Section 2.5 of the Agreement, the Holder shall be entitled to convert all or a portion of the Conversion Amount into such number of shares of Series F Preferred Stock as would enable the Holder upon conversion of such Series F Preferred Stock in accordance with its terms to receive the same number of shares of the Company's common stock into which it is entitled to convert pursuant to Section 2.1 hereof.

         2.4  Permissive Conversion.  If Holder desires to convert all or
              ---------------------
any portion of the Note, Holder shall provide written notice to the Company at its address set forth herein and in the Agreement, which notice shall specify the Conversion Amount and the desired date of conversion. The Company shall,
(i) in the event of a partial conversion, issue to Holder (A) a certificate representing the number of shares of common stock of the Company equal to the Conversion Amount divided by the Conversion Price, and (B) a replacement promissory note in the amount of the unconverted principal and interest under the Note, which replacement promissory note shall contain identical terms and provisions of the Note; or (ii) in the event of a total conversion, issue to Holder a certificate representing the number of shares of common stock of the Company equal to the Conversion Amount divided by the Conversion Price. The effective date of the conversion shall be the date specified by the Holder, but in no event later than the date of execution and issuance of the common stock.

         2.5  Automatic Conversion.  In the event of a Qualified Public
              --------------------
Offering, written notice of a Qualified Public Offering shall be delivered to the Holder(s) of this Note before or promptly after the closing date of the Qualified Public Offering (the "Conversion Date"), at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice (or, if no such address appears or is given, at the principal office of the Holder), notifying the Holder of the conversion to be effected, including specifying the Conversion Amount (calculated as of the Conversion Date), accompanied by copies of all relevant documentation evidencing the Qualified Public Offering including any associated warrants, stock purchase agreement, stock restriction agreement, and investor's rights agreement.

     2.6  Qualified Public Offering.  The term "Qualified Public
          -------------------------
Offering" shall mean a public offering of the Company's common stock at any time the Note remains unpaid, which public offering (a) yields gross proceeds of no less than Twenty-Five Million Dollars ($25,000,000) (excluding amounts received on conversion of the Note), (b) offers common stock at no less than $2.00 per share (subject to adjustment for any stock dividends, combinations or splits with respect to such shares), and (c) causes all holders of the Company's and its subsidiaries' convertible securities to convert such securities into shares of common stock of the Company. Notwithstanding the foregoing, the Qualified Public Offering shall not include an equity financing that is made in connection with either (x) any arrangement between the Company and any third party for any research or development involving the Company (including, without limitation, any arrangement that includes provision for research support, product development and/or testing support), (y) any rights to commercialize any products resulting from the research or development programs of the Company (including, without limitation, rights to develop, make, use and/or sell any such products), and (z) any other non-monetary consideration.

     2.7  Termination of Rights Upon Conversion.  Conversion of this
          -------------------------------------
Note shall be deemed effective on the Conversion Date, and, in the event of a conversion of all of the outstanding principal and interest under the Note, the Holder of this Note shall have no further rights under this Note, whether or not this Note is surrendered. Conversion shall be deemed effective upon issuance of the Common Stock or Series F Preferred Stock, as the case may be, issuable to the Holder upon any such conversion.

     2.8  Delivery of Stock Certificates.  As promptly as practicable
          ------------------------------
after any conversion of this Note and the Holder's surrender of this Note, the Company, at its expense, shall issue and deliver to the Holder of this Note a certificate or certificates evidencing the number of shares of the Common Stock or Series F Preferred Stock, as the case may be, issuable to the Holder upon any such conversion.

     2.9  Security Agreements.  This Note is executed contemporaneously
          -------------------
with, and is secured by the terms of, the Security Agreements.

3.   Miscellaneous.
     -------------

     3.1  Transfer of Note.  This Note may be assigned by the Holder to any
          -----------------
affiliate of the Holder and to not more than five (5) non-affiliates of the Holder without the prior written consent of the Company.

     3.2  Titles and Subtitles.  The titles and subtitles used in this Note
          --------------------
are for convenience only and are not to be considered in construing or interpreting this Note.

     3.3  Notices.  Any notice required or permitted under this Note shall
          -------
be given in writing and in accordance with Section 6.3 of the Agreement (for purposes of which the term

"Investor" shall mean the Holder hereunder), except as otherwise expressly provided in this Note.

     3.4  Attorneys' Fees.  If any action at law or in equity is necessary
          ---------------
to enforce or interpret the terms of this Note, the Holder shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the Holder may be entitled.

     3.5 Amendments and Waivers.  This Note is issued by the Company
         ----------------------
pursuant to the Agreement. Other than the right to the payment of the Issue Price and all accrued but unpaid interest thereon, which may only be amended or waived with the written consent of the Holder, any other terms of this Note may be amended and the observance of any other terms of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder, and in accordance with the Agreement. Any amendment or waiver effected in accordance with this Section 3.5 shall be binding upon the Holder (and of any securities into which this Note is convertible), and the Company.

     3.6 Severability.  If one or more provisions of this Note are held
         ------------
to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     3.7  Governing Law.  This Note shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of Texas, without giving effect to its conflicts of laws principles.

                                  APPLIED VOICE RECOGNITION, INC.,
                                  a Delaware corporation d/b/a e-DOCS.net



                                  By: /s/ Richard A. Cabrera
                                      -----------------------------------------
                                      Richard A. Cabrera
                                      Chief Financial Officer